Exhibit 99.1

NEWS RELEASE For more information: Investors: Joe Selner, Chief Financial Officer, 920-491-7120 Media: Janet L. Ford, VP of Public Relations, 414-278-1890
Associated Banc-Corp Launches InterNotes® Program
Green Bay, Wisconsin, September 4, 2008 — Associated Banc-Corp (NASDAQ: ASBC) announced the filing of a prospectus supplement with the U.S. Securities and Exchange Commission for the issue from time to time of up to $100 million aggregate principal amount of its Associated Banc-Corp InterNotes®. The notes will be offered through Incapital’s InterNotes® Medium-Term Note program. Banc of America Securities LLC and Incapital LLC, will act as joint lead managers and lead agents of the InterNotes® program.
Beginning today, Associated Banc-Corp InterNotes® will be offered by prospectus only directly to investors through Incapital’s extensive network of approximately 600 broker-dealer firms throughout the United States.
A prospectus supplement related to the offering of InterNotes® is available to retail investors through co-agents and Incapital’s national broker dealer network. Co-agents on the Associated Banc-Corp InterNotes® program include Robert W. Baird & Co. Incorporated, Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Securities, LLC.
InterNotes® are unsecured medium-term notes issued by corporations and offered for sale to retail investors. InterNotes® are generally offered at par in $1,000 increments, and provide individual investors a variety of rates, maturity dates and interest payment options.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy InterNotes®, which may only be made by a prospectus supplement obtained from the agents listed above or from Associated Banc-Corp at 1200 Hansen Road, Green Bay, Wisconsin 54304, Attention: Treasurer. InterNotes® will not be sold in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration.
Full offering details are available on internotes.com. Investors should contact their financial advisor to discuss investment risks, current rates, secondary markets, and other information regarding the new offering.
InterNotes® are not savings accounts or deposits in Associated Banc-Corp’s subsidiary bank, Associated Bank, N.A., are not guaranteed by Associated Bank, N.A., and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
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ASBC InterNotes® Program, Page 2 of 2
About Associated Banc-Corp
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
About Incapital
Incapital LLC is a U.S. securities and investment banking firm focused on the underwriting and distribution of fixed income securities for the individual investor market. This focus enables Incapital to provide innovative funding alternatives for debt issuers and investment solutions to broker-dealers. Incapital is an industry leading underwriter of retail notes (such as InterNotes), U.S. Agency Securities, Structured Investments, and Certificates of Deposit.
For more information on Incapital and today’s announcement, visit incapital.com.
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